Exhibit 8.1

Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020-1001
Main Tel +1 212 506 2500 Main Fax +1 212 262 1910 www.mayerbrown.com

August 13, 2026

Angel Studios, Inc.

295 W Center Street

Provo, Utah 84601

Re	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Angel Studios, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (as it may be amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of up to 10,156,413 shares (the “Shares”) of the Class A Common Stock, par value $0.0001 per share, of the Company, issuable pursuant to (i) the Agreement and Plan of Merger, dated as of November 14, 2025 and as amended on June 29, 2026, by and among the Company, Angel Tuttle Merger Sub, TTS and Daniel Harmon (as amended, the “TTS Merger Agreement”) and (ii) the Agreement and Plan of Merger, dated as of November 14, 2025 and as amended on June 29, 2026, by and among the Company, Angel TCP Merger Sub, TCP and Shining Isle Productions (as amended, the “TCP Merger Agreement,” and, together with the TTS Merger Agreement, the “Merger Agreements”). Capitalized terms not defined herein have the meanings specified in the Registration Statement unless otherwise indicated.

In providing our opinion, we have examined the Merger Agreements, the letters of representation provided by TTS, Angel Tuttle Merger Sub, TCP, Angel TCP Merger Sub and the Company (the “Representation Letters”) dated as of the date hereof, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Merger Agreements and as described in the Representation Letters and the Registration Statement (and no covenants or condition described therein and affecting this opinion will be waived or modified), (ii) the statements concerning the transaction and the parties thereto set forth in the Merger Agreements, Registration Statement and in the Representation Letters are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), (iii) any such statements qualified by knowledge, belief or materiality or comparable qualification are and will be true, complete and correct as if made without such qualification, (iv) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and all natural persons who have executed such documents are of legal capacity, (v) all applicable reporting requirements have been or will be satisfied and (vi) TTS, TCP, the Company and their respective subsidiaries will treat the Mergers for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above assumptions is untrue for any reason, or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreements, Representation Letters and the Registration Statement, our opinion expressed below may be adversely affected.

Based upon and subject to the foregoing and the exceptions, limitations and qualifications described in the Registration Statement, we hereby confirm to you that the discussion set forth in the section of the Registration Statement entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUECES,” insofar as it purports to constitute summaries of certain provisions of United States federal income tax law applicable to holders of TTS Units and TCP Units with respect to the TTS Merger and TCP Merger, is accurate in all material respects.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Merger Agreements or the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, or assumptions upon which we have relied, may affect the continuing validity of our opinion as set forth within. We assume no responsibility to inform TTS, TCP or the Company of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Mayer Brown LLP